                                                                    EXHIBIT 99.1

                                                                    News Release

FOR FURTHER INFORMATION:
John Roberson                               Fred Nachman
Media Relations                             Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771

FOR IMMEDIATE RELEASE


            MALAN REALTY INVESTORS ANNOUNCES INCOME TAX TREATMENT OF
                LIQUIDATING CASH DIVIDEND DISTRIBUTIONS FOR 2003

BINGHAM FARMS, MICH., JANUARY 30, 2004 - MALAN REALTY INVESTORS, INC. (NYSE:
MAL), a self-administered real estate investment trust (REIT), today announced the income tax treatment of the company's 2003 cash distributions.

         In August 2002, the company's shareholders approved a plan of complete liquidation. Any distributions made subsequent to that date are considered liquidating distributions and are treated by Malan's shareholders as a return of capital to the extent of a shareholder's basis in Malan Realty Investors, Inc. stock. Distributions in excess of the shareholder's basis are treated as a capital gain. Shareholders should consult their tax advisor for proper treatment in their 2003 income tax returns.

         The 2003 distributions for Malan Realty Investors, Inc. (CUSIP #561063108, traded under ticker symbol MAL) were as follows:

       Declaration Dates                   Record Dates                   Payable Dates               Distributions per share
       -----------------                   ------------                   -------------               -----------------------
            09/09/03                         09/19/03                       09/30/03                           .51
            12/19/03                         12/31/03                        1/26/04                           .30
                                                                                                              ----
                                                                                     Total                     .81
                                                                                                              ====


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         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. The company owns a portfolio of 27 properties located in eight states that contains an aggregate of approximately 2.2 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute the plan of liquidation, expenses incurred during the liquidation period, the company's ability to retire or refinance its indebtedness as it comes due, its success in selling assets, the changing market conditions affecting the sale prices of its properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, economic downturns, leasing activities, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, other risks associated with the commercial real-estate business, and other concerns as detailed in the company's filings from time to time with the Securities and Exchange Commission.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.



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